Exhibit 2.1

Execution Version

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

by and among

QUANEX BUILDING PRODUCTS CORPORATION

NICHOLS ALUMINUM, LLC

and

ALERIS INTERNATIONAL INC.

dated as of

February 7, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

This LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 7, 2014, is entered into by and among Quanex Building Products Corporation, a Delaware corporation (“Seller”), Nichols Aluminum, LLC, a Delaware limited liability company (the “Company”) and Aleris International Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, the Company is a provider of aluminum sheet;

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests (the “LLC Interests”) of the Company;

WHEREAS, the Company owns all of the issued and outstanding limited liability company interests of Nichols Aluminum-Alabama, LLC, a Delaware limited liability company (“Subsidiary”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the LLC Interests, subject to the terms and conditions set forth herein; and

WHEREAS, Seller, the Company and Buyer are entering into a Transition Services Agreement relating to Seller’s providing certain services to Buyer in order to facilitate the transactions contemplated by this Agreement (the “Transition Services Agreement”) effective as of the Closing Date;

WHEREAS, the parties desire to make the representations, warranties, covenants and agreements set forth in this Agreement and also to prescribe various conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“401(k) Plan” has the meaning set forth in Section 6.05(e).

“Accounting Arbitrator” has the meaning set forth in Section 2.05(d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Statements” has the meaning set forth in Section 2.05(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment” has the meaning set forth in Section 2.02(c)(i).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.05(f).

“Buyer Benefit Plans” has the meaning set forth in Section 6.05.

“Buyer Indemnified Parties”, each a “Buyer Indemnified Party”, has the meaning set forth in Section 8.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.03.

“Closing Consideration Amount” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Net Working Capital” means (a) the sum of the total Current Assets of the Company as of 11:59 P.M. on the day prior to the Closing Date minus (b) the sum of the total Current Liabilities (other than Indebtedness) of the Company as of 11:59 P.M. on the day prior to the Closing Date.

“Closing Indebtedness Amount” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 6.05.

“Company Intellectual Property” has the meaning set forth in Section 3.10(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 4, 2013, between Buyer and Seller.

“Consolidated Group” means an affiliated group within the meaning of Section 1504 of the Code that has elected to file consolidated U.S. federal income tax returns.

“Contingent Worker” has the meaning set forth in Section 3.15(b).

“Continuing Welfare Plan Coverage” has the meaning set forth in Section 6.05(b).

“Cost Effective Manner” has the meaning set forth in Section 8.04(e).

“Current Assets” means the asset line items determined in accordance with GAAP, all as set forth and consistent with Section 1.01(a) of the Disclosure Schedules along with the example calculation included therein.

“Current Liabilities” means the liability line items determined in accordance with GAAP, all as set forth and consistent with Section 1.01(b) of the Disclosure Schedules along with the example calculation included therein.

“Data Room” means the electronic data room prepared by the Seller, access to which has been provided to the Buyer on or prior to the date hereof.

“Decatur Cold Mill” means the cold mill and all associated machinery and equipment (including the structure in which the cold mill is situated to the extent damaged) located at Nichols’ Decatur Alabama facility and damaged during a fire that occurred on November 14, 2013.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by the Company or Subsidiary immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” has the meaning set forth in Section 3.13(b).

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority relating to pollution (or the cleanup thereof), the protection of natural resources, endangered or threatened species, human health or safety, health or safety of employees, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, or Release of Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Permits” has the meaning set forth in Section 3.13(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event” has the meaning set forth in the definition of “Material Adverse Effect”.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” has the meaning set forth in Section 3.06.

“Final Allocation Schedule” has the meaning set forth in Section 6.19(b).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 2.05(d).

“Final Closing Indebtedness” has the meaning set forth in Section 2.05(d).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under, or otherwise regulated based on their deleterious, hazardous or toxic nature under, Environmental Law.

“HR Services” has the meaning set forth in Section 6.05(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any U.S. federal, state, local, or foreign Tax measured by or imposed on net income.

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Indebtedness” means all obligations and indebtedness of the Company or Subsidiary (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) in the amounts, if any, drawn down under letters of credit, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, in the amounts, if any, for which the Company or Subsidiary is required to record a liability under GAAP as of the Closing Date and for which there is no reserve on the books of the Company or Subsidiary, whether as obligor, guarantor or otherwise, (f) for interest on any of the foregoing and/or (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountants” has the meaning set forth in Section 6.15(a).

“Initial Allocation Schedule” has the meaning set forth in Section 6.19(b).

“Intellectual Property” has the meaning set forth in Section 3.10(a).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(c) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning defined in Section 3.09(b).

“LLC Interests” has the meaning set forth in the recitals.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including incidental, consequential, special and indirect damages, as well as reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (each an “Event”) that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company and Subsidiary taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include an Event, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and Subsidiary operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement or pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company and Subsidiary arising therefrom; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company and Subsidiary to meet any internal or published projections, forecasts, plans or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except with respect to clauses (i), (ii), (iii), (iv), (vi) or (viii), only so long as the effect is not materially disproportionate to the Company and Subsidiary relative to others in the industry in which they operate.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Nichols Assignment Agreement” means the General Conveyance, Assignment, Bill of Sale and Assumption Agreement dated November 1, 2007 by and between Quanex Corporation, a Delaware corporation (“Quanex Corporation”) and Nichols Aluminum, Inc., a Delaware corporation.

“Objection Disputes” has the meaning set forth in Section 2.05(c).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personnel Costs” means all non-third-party costs incurred by Buyer in connection with the Decatur Cold Mill reinstatement which may be capitalized under GAAP.

“Post-Closing Period” means (a) any Tax Period beginning on or after the Closing Date or (b) the portion of any Straddle Period beginning on and including the Closing Date.

“Pre-Closing Period” means (a) any Tax period ending before the Closing Date or (b) the portion of any Straddle Period ending before the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes (other than Transfer Taxes) of the Company and/or the Subsidiary for any Pre-Closing Period (determined in accordance with Section 6.16 for Straddle Periods); provided, however, in the case of (a), only if and to the extent that such Taxes are in excess of the amount, if any, of such Taxes that are included as a Current Liability and taken into account in the Final Closing Date Net Working Capital, and (b) any Taxes (other than Transfer Taxes) of the Company, Subsidiary, and/or the Seller arising for the Closing Date that result from, relate to, or arose in connection with the purchase and sale of the LLC Interests pursuant to this Agreement; provided, however, in the case of (b), only if and to the extent that such Taxes are in excess of the amount, if any, of such Taxes included as a Current Liability and taken into account in Final Closing Date Net Working Capital.

“Purchase Price Adjustment” means the adjustment to the Closing Consideration Amount made in accordance with Section 2.04.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.04.

“Qualified Benefit Plan” has the meaning set forth in Section 3.14(b).

“Real Property” means the real property currently owned, leased or subleased by the Company or Subsidiary, together with all buildings, structures and facilities located thereon.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.10(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retention Agreements” has the meaning set forth in Section 6.20.

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 6.05(f).

“Seller Consolidated Group” means any Consolidated Group of which Seller is a member.

“Seller Indemnified Parties”, each a “Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Seller Retained Benefit Liabilities” has the meaning set forth in Section 6.05(c).

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” has the meaning set forth in the recitals.

“Target Net Working Capital” has the meaning set forth in Section 2.05(e).

“Tax” or “Taxes” means all U.S. federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits or other taxes of any kind whatsoever imposed by any Governmental Authority, together with any interest, additions or penalties with respect thereto imposed by any Governmental Authority and any interest imposed by any Governmental Authority in respect of such additions or penalties, and any transferee or successor liability in respect of any of the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment and any other related agreements, documents, instruments or certificates to be delivered in connection with the transactions contemplated herein.

“Transition Services Agreement” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 6.14.

“Union 401(k) Plan” has the meaning set forth in Section 3.14(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the LLC Interests for the consideration specified in Section 2.02.

Section 2.02 Payments and Transactions at Closing.

(a) The purchase price to be paid by Buyer for the LLC Interests shall be $110,000,000 paid in cash at the Closing (the “Closing Consideration Amount”). The Closing Consideration Amount shall be subject to adjustment as provided for in Section 2.05.

(b) At the Closing, Buyer shall deliver to Seller:

(i) an amount equal to the Closing Consideration Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing Date pursuant to Section 7.03 of this Agreement;

(c) At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the LLC Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”) and duly executed by Seller; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing Date pursuant to Section 7.02 of this Agreement.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the LLC Interests contemplated hereby shall take place at a closing (the “Closing”) to be held either: (i) on the last day of the month in which such conditions have been satisfied or waived if the last of the conditions to Closing set forth in Article VII have been satisfied or waived prior to May 29, 2014 (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Norton Rose Fulbright, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010 or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however if the Closing is scheduled to occur less than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), the Closing may instead take place on the last day of the month after the month in which the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); or (ii) if the last of the conditions to Closing set forth in Article VII become satisfied or waived on or after May 29, 2014 then the Closing shall take place no later than two Business Days after the last of such conditions have been satisfied or waived.

Section 2.04 Withholding. Notwithstanding any other provision in this Agreement and only in the event that Seller fails to satisfy the condition described in Section 7.02(f), Buyer shall have the right to deduct and withhold from any payments to be made hereunder any Taxes that it is required to deduct and withhold with respect to the making of such payments under the Code. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or such other recipient of payments hereunder in respect of which such deduction and withholding was made.

Section 2.05 Purchase Price Adjustment

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth the Closing Date Net Working Capital (the “Purchase Price Adjustment Statement”) and a statement setting forth Buyer’s calculation of the Indebtedness of the Company and Subsidiary as of the Closing (such amount, the “Closing Indebtedness Amount”, and such statement of the Closing Indebtedness Amount, together with the Purchase Price Adjustment Statement, the “Adjustment Statements”). The Purchase Price Adjustment Statement shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements.

(b) Each party shall provide the other party and its representatives with reasonable access to the Business Records and relevant personnel and properties during the preparation of the Adjustment Statements and the resolution of any disputes that may arise under this Section 2.05.

(c) If Seller disagrees with the determination of the Closing Date Net Working Capital or Indebtedness as set forth in the Adjustment Statements, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Adjustment Statements to Seller (the “Objection Disputes”). During the thirty (30) day period of its review, Seller shall have reasonable access to any documents, schedules or work papers used in the preparation of the Adjustment Statements. The failure of Seller to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Adjustment Statements to Seller shall be deemed acceptance of the Adjustment Statements and agreement to Buyer’s calculation of Closing Date New Working Capital and Indebtedness as set forth in the Adjustment Statements.

(d) Subject to Section 2.05(c), Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties. If Buyer and Seller are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall be referred for final determination within fifteen (15) days thereafter to an independent accounting firm (the “Accounting Arbitrator”) that Buyer and Seller shall jointly select that is an accounting firm of national standing and that is not the independent auditor of (and does not otherwise serve as a Consultant to) either Buyer or the Company. If Buyer and Seller are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) either Buyer or the Company. The Accounting Arbitrator shall only consider those items and amounts set forth on the Adjustment Statement as to which Buyer and Seller have disagreed within the time periods and amounts and on the terms specified in Section 2.05(c) and Section 2.05(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Seller for each Objection Dispute (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon all of the parties to this Agreement. The term “Final Closing Date Net Working Capital” shall mean the Closing Date Net Working Capital agreed to by Buyer and Seller and/or resulting from the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.05(c). The term “Final Closing Indebtedness” shall mean the Closing Indebtedness Amount agreed to by Buyer and Seller and/or resulting from the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.05(c). The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer and Seller.

(e) The Closing Consideration Amount shall be adjusted as follows:

(i) in the event that the Final Closing Date Net Working Capital is greater than $23,847,000 (the “Target Net Working Capital”), then the Closing Consideration Amount shall be increased dollar-for-dollar to the extent the Final Closing Date Net Working Capital exceeds the Target Net Working Capital;

(ii) in the event that the Final Closing Date Net Working Capital is less than Target Net Working Capital, then the Closing Consideration Amount shall be decreased dollar-for-dollar to the extent that the Target Net Working Capital exceeds the Closing Date Net Working Capital;

(iii) the Closing Consideration Amount shall be decreased dollar-for-dollar for Indebtedness; and

(iv) the term “Adjustment Amount” shall mean the net aggregate amount of any such increases or decreases in clauses (i), (ii) and (iii) of this Section 2.05(e). If the Closing Consideration Amount is decreased pursuant to this Section 2.05(e), Seller will pay Buyer an amount equal to the Adjustment Amount. If the Closing Consideration Amount is increased pursuant to this Section 2.05(e), Buyer will pay Seller an amount equal to the adjustment of the Adjustment Amount.

(f) Any Purchase Price Adjustment shall be paid by Buyer or Seller, as applicable, by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, material. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing and the Company has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is a party. Each Transaction Document to which the Company is a party constitutes, or when executed will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity).

Section 3.02 Subsidiaries. The Company owns 100% of the limited liability company interests of Subsidiary. Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, material. All limited liability company actions taken by Subsidiary in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Subsidiary will have, as of the Closing Date, duly executed and delivered each Transaction Document to which it is a party. Each Transaction Document to which the Subsidiary is a party constitutes, or when executed will constitute, a valid and binding obligation of Subsidiary enforceable against Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity).

Section 3.03 Organizational Documents. The Company has provided or made available to Buyer complete and correct copies of the Organizational Documents of the Company and Subsidiary. Each of the Company and Subsidiary is not in violation of any of the provisions of its Organizational Documents.

Section 3.04 Capitalization.

(a) The LLC Interests constitute 100% of the total issued and outstanding limited liability company interests in the Company. The LLC Interests have been duly authorized and are validly issued, fully paid and non-assessable.

(b) The LLC Interests were issued in compliance with applicable Laws. The LLC Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any limited liability company interests in the Company or obligating Seller or the Company to issue, sell, redeem, repurchase, acquire or otherwise cause to become outstanding any limited liability company interests (including the LLC Interests), or any other interest in, the Company. Other than the Organizational Documents, there are no voting trusts, proxies, voting agreements, member agreements or other agreements or understandings in effect with respect to the voting or transfer of any of the LLC Interests or any agreement or arrangement providing for registration rights with respect to the LLC Interests.

(d) Except as set forth in Section 3.04(d) of the Disclosure Schedules, (i) there are no outstanding or authorized interest appreciation, phantom interest, profit participation or similar rights with respect to the Company or the Subsidiary and (ii) neither the Company nor the Subsidiary owns or controls (directly or indirectly) any stock, membership interest, partnership interest, joint venture interest, interest participation or other security or interest in any other Person.

Section 3.05 No Conflicts; Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Seller or Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time or both): (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Company or Subsidiary; (b) conflict with in any material respect or result in a material violation or breach of any provision of any Law, Permit or Governmental Order applicable to the Company or Subsidiary; (c) require the consent, notice or other action by any Person under, conflict with in any material respect, result in a material violation or breach of, constitute a material default under or result in the acceleration of any Material Contract; or (d) result in the imposition of any Encumbrance, except for Permitted Encumbrances, upon any of the properties or assets of the Company or the Subsidiary. No consent, approval, Permit, Governmental Order, declaration, registration with or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not be material.

Section 3.06 Financial Statements. Copies of the Company’s unaudited annual financial statements consisting of the consolidated balance sheet of the Company dated October 31 for each of the fiscal years 2013, 2012 and 2011 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “ Financial Statements”), have been made available to Buyer at or prior to the date of this Agreement. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of October 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, each of the Company and Subsidiary has operated in the ordinary course of business in all material respects and there has not been, with respect to each of the Company and Subsidiary, any:

(a) Event which has had or could reasonably be expected to have a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or Subsidiary;

(c) split, combination or reclassification of any of the LLC Interests;

(d) issuance, sale or other disposition of or creation of any Encumbrance on, any of the LLC Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the LLC Interests;

(e) declaration or payment of any distributions on or in respect of any of the LLC Interests or redemption, purchase or acquisition of any of the LLC Interests;

(f) material change in any method of accounting or accounting practices of the Company or Subsidiary, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) entry into any contract that restricts the Company or Subsidiary after the date of this Agreement from engaging in any business or activity in any geographic area or competing with any Person;

(i) cancellation, amendment or termination of any insurance policy of the Seller, with respect to the Company or Subsidiary;

(j) sale, transfer, lease, license, mortgage, encumbrance or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business;

(k) increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(l) except as required by Law, adoption, amendment, modification or termination of any Benefit Plan or collective bargaining agreement, the effect of which in the aggregate would increase the obligations of the Company or Subsidiary by more than five percent of the Company or Subsidiary’s existing annual obligations to such Benefit Plan or collective bargaining agreement;

(m) termination by the Company of any key employee of the Company (other than for cause);

(n) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) entry into any contract with customers that would constitute a Material Contract;

(q) acceleration, termination, material modification to or cancellation of any Material Contract except in the ordinary course of business;

(r) commitment to make any capital expenditures which are not included in the Company’s budget provided to Buyer or failure to make any capital expenditures which are included in the Company’s budget provided to Buyer;

(s) entry into a new line of business; or

(t) any agreement to do any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company and Subsidiary (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all agreements that relate to the sale of any of the Company’s or Subsidiary’s assets, other than in the ordinary course of business;

(ii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;

(iii) except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees), borrowed money or mortgaging or pledging any material asset of the Company or Subsidiary, in each case having an outstanding principal amount in excess of $1,000,000;

(iv) all agreements between or among the Company or Subsidiary on the one hand and Seller or any Affiliate of Seller (other than the Company or the Subsidiary) on the other hand;

(v) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company or Subsidiary is a party;

(vi) all agreements which involve the license, acquisition, sale, transfer, or assignment of Intellectual Property (other than (x) non-exclusive licenses granted in the ordinary course of business in connection with the sale or license of products or services consistent with past practices and (y) licenses of unmodified or non-customized commercial off-the-shelf software available for a license fee of no more than $50,000 annually);

(vii) all agreements or arrangements that provide for or contain an understanding with respect to severance pay, post-employment liabilities or obligations for the benefit of a current or former director, officer, Employee or independent contractor of the Company or a Subsidiary;

(viii) all contracts which involve Material Customers and Material Suppliers (other than standard purchase orders);

(ix) all contracts that (A) limit the ability of the Company or the Subsidiary to compete in any line of business or with any Person in any geographic area or during any period of time, (B) contain exclusivity obligations binding on and material to the Company or the Subsidiary or that would be binding on Buyer or any of its Affiliates (other than the Company or the Subsidiary) after the Closing, or (C) grants a most-favored nation status to any Person other than the Company or the Subsidiary, in a manner that is material to the business of the Company or the Subsidiary;

(x) any contracts that provide for any joint venture or partnership by the Company or the Subsidiary;

(xi) any contract with any Governmental Authority which involves consideration in excess of $2,000,000 annually; and

(xii) any contract for the purchase or sale of goods or services in excess of $3,000,000 annually and not in the ordinary course of business.

(b) Except as set forth on Section 3.08(b) of the Disclosure Schedules, neither the Company nor the Subsidiary is in material breach of, or material default under, any Material Contract, and to the Seller’s Knowledge, no other party to any Material Contract is in material breach or material default thereof. The Company has made available to Buyer’s outside counsel true and complete copies of all of the written Material Contracts. With respect to each Material Contract, such Material Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the Company or the Subsidiary, as applicable, and, to the Seller’s Knowledge, each other party thereto, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

Section 3.09 Title to Assets; Real Property.

(a) The Company or Subsidiary, as applicable, has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.09(a) of the Disclosure Schedules;

(ii) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) landlord’s liens in favor of any landlords under any Leases;

(vi) all matters disclosed on any survey, in any title policy or in any title report or commitment of the Real Property made available to Buyer prior to Closing;

(vii) liens caused or created by Buyer;

(viii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security legislation;

(ix) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(x) other imperfections of title or Encumbrances, if any, that do not materially detract from the use or value of such properties or assets.

(b) Section 3.09(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. There are no condemnation or eminent domain proceedings with respect to all or any part of the owned Real Property as to which the Seller, the Company or Subsidiary has been served with process or other written notice or, to the Seller’s Knowledge, otherwise pending or threatened against the Seller, the Company or Subsidiary. Each Lease is legal, valid and enforceable against the Company or the Subsidiary, as applicable, and, to the Seller’s Knowledge, each other party thereto, and in full force and effect, except where the illegality, invalidity, unenforceability or ineffectiveness would not, individually or in the aggregate, be material. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leases for the Real Property. Except as set forth in Section 3.09(b) of the Disclosure Schedules, none of the tangible personal property that is necessary for the operation of the Business is in possession of any Person other than the Company and Subsidiary.

Section 3.10 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks service marks, and other trade indicia, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections. “Company Intellectual Property” means all Intellectual Property owned by the Company or Subsidiary or used in the conduct of the business as currently conducted (“Company Intellectual Property”), provided, however, that the term “Company Intellectual Property” shall not include any item of intellectual property related to the names “Quanex” or “Quanex Building Products Corporation”, or any mark, logo, name, design, derivation, domain name registration, or other trade indicia related thereto.

(b) Section 3.10(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company or Subsidiary (the “Registered Company Intellectual Property”). Except as set forth in Section 3.10(b) of the Disclosure Schedules, or as would not, individually or in the aggregate, have or reasonably be expected to be material: (i) either the Company or Subsidiary owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted, (ii) the Company or Subsidiary is the owner of all Registered Company Intellectual Property, and to Seller’s Knowledge all such Registered Company Intellectual Property is valid and enforceable; and (iii) the Company and Subsidiary have taken commercially reasonable steps to maintain the confidentiality of their trade secrets and, to Seller’s Knowledge, there has been no material misappropriation or public disclosure of such trade secrets within the past three (3) years.

(c) Except as set forth in Section 3.10(c) of the Disclosure Schedules, or as would not be material in all respects, to Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company or Subsidiary, and the Company’s and Subsidiary’s conduct of their business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.

Section 3.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedules, there are no material Actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company or Subsidiary affecting any of their properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or Subsidiary).

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedules, there are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or Subsidiary or any of their properties or assets. The Company is in material compliance with the terms of each such Governmental Order set forth in Section 3.11(b) of the Disclosure Schedules.

Section 3.12 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, each of the Company and Subsidiary is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All material Permits required for the Company and Subsidiary to conduct their business have been obtained by it and are valid and in full force and effect.

(c) Neither the Company nor Subsidiary has, directly or indirectly, in connection with the business of the Company and Subsidiary, made any payment or gift to any Person connected with any Governmental Authority, except for payments or gifts required or allowed by applicable Law. The internal accounting controls and procedures of the Company and the Subsidiary are reasonably designed to cause compliance with the FCPA.

(d) None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.13), employee benefits matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.15) or tax matters (which are governed by Section 3.16).

Section 3.13 Environmental Matters.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, each of the Company and Subsidiary is, and has been for the past five (5) years, in material compliance with all Environmental Laws.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, (i) neither the Company nor Subsidiary (nor any of their predecessors) has received, or is the subject of, any written Action that alleges material non-compliance with, or material liability under, any Environmental Law with respect to the Company or any Subsidiary (or any of their predecessors) (“Environmental Claim”) that remains pending; (ii) to Seller’s Knowledge, no such Environmental Claim has been threatened; and (iii) neither the Company nor Subsidiary is subject to any outstanding Governmental Order based on, arising out of, or relating to Environmental Law.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedules, each of the Company and Subsidiary (i) has obtained and is, and has been for the past five (5) years, in compliance in all material respects with all material Permits required by Environmental Law (“Environmental Permits”) (each of which is disclosed in Section 3.13(c) of the Disclosure Schedules) for the operation of the business as currently conducted of the Company or Subsidiary, as applicable; (ii) have made all appropriate filings required as of the Closing Date for issuance or renewal of such Environmental Permits.

(d) No Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e) Except as set forth in Section 3.13(e) of the Disclosure Schedules, there have been no Releases of any Hazardous Materials on, at or under any Real Property or, to Seller’s Knowledge, any real property formerly owned, leased or operated by the Company or Subsidiary (or any of their predecessors); in each case, that would reasonably be expected to result in material liability to Buyer, the Company or Subsidiary after the Closing Date under any Environmental Law.

(f) Except as set forth in Section 3.13(f) of the Disclosure Schedules, to Seller’s Knowledge, neither the Company nor Subsidiary has disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location that, at the time of said disposal or transport, was in material violation of any Environmental Law.

(g) Except for any item covered by attorney-client, attorney-work product or audit-privilege, to Seller’s Knowledge, Seller has provided access to and delivered as requested true and complete copies of any reports, studies, analyses, tests, or monitoring and any other material documents or correspondence possessed by (or initiated by and reasonably available to) Seller, the Company or Subsidiary pertaining to Environmental Law and relating to (x) the Company or Subsidiary or any other Person for whose conduct they are or would reasonably be expected to be liable under any Environmental Law; or (y) the Real Property or any real property formerly owned, leased or operated by the Company or Subsidiary (or any of their predecessors).

(h) The representations and warranties set forth in this Section 3.13 are the Seller’s sole and exclusive representations and warranties regarding matters based on, arising out of, or relating to Environmental Law, Environmental Claims, or Release.

Section 3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, option, phantom equity or other equity, change in control, retention, severance, vacation, paid time off health, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, disability, life, legal and each other employee benefit plan, fund, program, agreement or arrangement including, without limitation, multiemployer pension and welfare plans within the meaning of ERISA 3(37) and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company or Subsidiary, current or former managers or managing members of the Company, the Subsidiary or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or Subsidiary, or under which the Company or Subsidiary has any material liability for premiums or benefits (as listed on Section 3.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedules, to Seller’s Knowledge, each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), and such Qualified Benefit Plan(s) has been timely amended in good faith for any interim Code, ERISA or Applicable Law changes, respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service. Except as set forth in Section 3.14(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or Subsidiary to a Tax under Section 4971 of the Code or the assets of the Company or Subsidiary to a lien under Section 430(k) of the Code. No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for Seller or any ERISA Affiliate.

The Quanex Building Products Union Employee 401(k) Plan (the “Union 401(k) Plan”) complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). The Union 401(k) Plan is qualified under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service to the effect that the Union 401(k) Plan is so qualified and that Union 401(k) Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), and has been timely amended in good faith for any interim Code, ERISA or Applicable Law changes, respectively, of the Code, and, nothing has occurred to cause the revocation of such determination letter from the Internal Revenue Service or that could adversely affect the Union 401(k) Plan’s qualification under Section 401(a) of the Code. None of the assets of the Union 401(k) Plan consist of stock or other securities of Seller.

(c) No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedules, no Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. No Benefit Plan is or has ever been a “multi-employer plan” (as defined in Section 3(37) of ERISA nor has the Company, the Subsidiary or any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA or Section 414(b) of the Code (an “ERISA Affiliate”), within the six-year period ending on the Closing Date, contributed to, or ever had an obligation to contribute to, any such multi-employer plan. Neither Seller, the Company, the Subsidiary nor any ERISA Affiliate of any of the foregoing: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in any material liability to the Pension Benefit Guaranty Corporation; (ii) has engaged in any transaction which would give rise to a liability of the Company, Subsidiary or Buyer under Section 4069 or Section 4212(c) of ERISA or (iii) has incurred or is reasonably likely to incur any liability under Title IV of ERISA.

(e) With respect to each Benefit Plan, the Seller has made available to Buyer, true and complete copies of, to the extent applicable: (i) each plan document (or, if not written, a written summary of its material terms) and any proposed amendments, (ii) all summary plan descriptions, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (v) any material correspondence with, and all non-routine filings made with any Governmental Authority and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(f) Except as set forth in Section 3.14(f) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) Except as set forth in Section 3.14(g) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority and (iii) to Seller’s Knowledge, all Seller Benefit Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in material compliance with applicable law, the Seller Benefit Plan documents and written descriptions of the Seller Benefit Plans; and (iv) Seller has not incurred any material liability to the Company with respect to any Seller Benefit Plan or any ERISA Affiliate Plan, including without limitation, any material liability, Tax, penalty or fee under ERISA, the Code or any Applicable Law (other than to pay premiums, contributions or benefits in the ordinary course).

(h) Except as set forth in Section 3.14(h) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, member, manager or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, member, manager or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(j) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(k) The representations and warranties set forth in this Section 3.14 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.15 Employment Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, neither the Company nor Subsidiary is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, since September 30, 2012, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, unfair labor charge, organization attempt or other similar labor activity or dispute affecting the Company or Subsidiary.

To Seller’s Knowledge, neither the Company nor the Subsidiary has any material liability with respect to misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Company or Subsidiary (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Benefit Plan.

(c) To Seller’s Knowledge, each of the Company and Subsidiary is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices (including without limitation applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status (including appropriate completion of government forms used for verifying the identity and employment authorization of individuals hired for employment in the United States), discrimination in employment, employee health and safety, collective bargaining, and the collection and payment of withholding or social security taxes). Except as set forth in Section 3.15(c) of the Disclosure Schedules, there are no material actions, suits, claims, investigations or other material legal proceedings against the Company or Subsidiary pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company or Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. Seller has no workers’ compensation liabilities that are not covered by insurance or reserved against on the Closing Date Balance Sheet. There is no pending litigation relating to the employment, termination of employment, compensation or employee benefits of any current or former employees of Seller or any Seller Benefit Plan for the benefit of Seller’s employees (except for routine claims for benefits), nor, to the knowledge of Seller, is any such litigation threatened. Since January 1, 2008, Seller has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or issued any notification of a plant closing or mass layoff at such Business required by WARN.

(d) The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.16 Taxes.

(a) The Company and the Subsidiary have filed all material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects. All Taxes due and owing by the Company and the Subsidiary (whether or not shown as due on such Tax Returns) have been timely (taking into account any applicable extensions) paid in full.

(b) The Seller has made available to the Buyer true and complete copies of all Income Tax Returns and examination reports of, and statements of deficiencies assessed against or agreed to by, the Company or the Subsidiary since January 1, 2010.

(c) The Company and the Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, there are not any Encumbrances for material Taxes against the assets of the Company or the Subsidiary other than Permitted Encumbrances.

(e) There is no audit, other examination or matter in controversy with respect to Taxes currently being conducted by a Governmental Authority with respect to the Company or the Subsidiary.

(f) Neither the Company nor the Subsidiary has received from a Governmental Authority any written notice indicating an intent to open an audit or other review with respect to Taxes of the Company or the Subsidiary.

(g) There is no material dispute or claim concerning any Tax liability of the Company or the Subsidiary claimed or raised by any Governmental Authority (i) in writing or (ii) to the Seller’s Knowledge based upon personal contact with any agent of such Governmental Authority.

(h) All deficiencies or assessments for unpaid Taxes asserted or made against the Company or the Subsidiary as a result of examinations by any Governmental Authority have been fully paid.

(i) There are no waivers of any statute of limitations in respect of material Taxes, or any extension of time with respect to a material Tax assessment or deficiency, currently in effect with respect to the Company or the Subsidiary.

(j) No written claim has been received by the Company or the Subsidiary from any Governmental Authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary is or may be subject to Tax by that jurisdiction.

(k) Neither the Company nor the Subsidiary is party to any Tax sharing agreement and neither the Company nor the Subsidiary has any liabilities under any Tax sharing agreement pursuant to which it could have any obligation to make payments after the Closing.

(l) Neither the Company nor the Subsidiary has any liability for the Taxes of any Person (other than the Company or the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) or as a transferee or successor or by contract.

(m) The Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

(n) Neither the Company nor the Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o) For U.S. federal income tax purposes (and state Tax purposes, where applicable), the Company has been since April 23, 2008, and will be through the Closing, disregarded as an entity separate from the Seller.

(p) For U.S. federal income tax purposes (and state Tax purposes, where applicable), the Subsidiary has been since April 23, 2008, and will be through the Closing, disregarded as an entity separate from the Seller.

(q) Except for certain representations related to Taxes in Section 3.14, the representations and warranties set forth in this Section 3.16 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.17 Brokers. Except as set forth in Section 3.17 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Subsidiary.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company and the Subsidiary (the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums on such Insurance Policies have been paid.

Section 3.19 Product Liability. As of the date of this Agreement, neither the Company nor the Subsidiary has received written notice of an existing product liability or warranty claim alleging that any products it manufactured is defective or fails to meet any product warranties where the warranty obligations would reasonably be expected to be materially in excess of the warranty reserves on the balance sheet included in the Financial Statements. None of the products sold by the Company have been subject to recall or post-sale warning.

Section 3.20 Customers and Suppliers.

(a) Section 3.20(a) of the Disclosure Schedules sets forth (i) the Company’s five largest customers, by dollar volume, for the 12-month period ended October 31, 2013 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth in Section 3.20(a) of the Disclosure Schedules, to the Seller’s Knowledge, none of its Material Customers has ceased, or has notified the Company that they intend to cease, to use the Company’s goods or services or otherwise terminated or materially reduced its relationship with the Company.

(b) Section 3.20(b) of the Disclosure Schedules sets forth (i) the Company’s five largest suppliers, by dollar volume, for the 12-month period ended October 31, 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.20(b) of the Disclosure Schedules, to the Seller’s Knowledge, none its Material Suppliers has ceased, or has notified the Company that they intend to cease, to supply goods or services to the Company or otherwise terminated or materially reduced its relationship with the Company.

Section 3.21 Events Subsequent to the Balance Sheet. Except as set forth in Section 3.21 of the Disclosure Schedules, neither the Company nor Subsidiary have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet; and (ii) those which have been incurred in the ordinary course of business since the date of the Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 3.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and all of the Transaction Documents will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and the other Transaction Documents will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 Ownership of LLC Interests. Seller is the record owner of and has good and valid title to the LLC Interests, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the LLC Interests free and clear of all Encumbrances.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or the Company; (b) result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a material default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 Brokers. Except as set forth in Section 4.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.03 Investment Purpose. Buyer is acquiring the LLC Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Consideration Amount and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and Buyer further acknowledges that it has full and complete access to the Seller’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other information that is filed with the United States Securities and Exchange Commission from time to time. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not:

(y) cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.07 to occur; or

(z) cause or permit the Company to: (i) settle, compromise or fail to timely pay any material Tax liability of the Company or Subsidiary when due (taking into account any applicable extensions); (ii) fail to file any material Tax Return of the Company or Subsidiary when due (taking into account any applicable extensions), which Tax Returns shall be prepared consistent with the past practices, except as otherwise required by applicable Law; or (iii) file or amend any material Tax election for the Company or Subsidiary or amend any material Tax Return of the Company or Subsidiary other than in the ordinary course of business.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive sampling or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter first arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company.

Section 6.05 Employees; Benefit Plans.

(a) Buyer acknowledges that all persons employed by the Company as of the Closing will continue as employees of Company immediately after the Closing. At the Closing, Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which shall be determined by Buyer in its sole discretion; (ii) target bonus opportunities (excluding equity-based compensation), if any, which shall be determined by Buyer in its sole discretion; (iii) retirement and welfare benefits which shall be determined by Buyer in its sole discretion; and (iv) severance benefits which shall be determined by Buyer in its sole discretion. Notwithstanding any of the foregoing, the terms and conditions of such Company Continuing Employees’ employment, including but not limited to such matters as wages, employee benefits, hours and working conditions, shall be determined by Buyer in its sole discretion. Buyer may terminate at any time after the Closing the employment of any Company Continuing Employee. Seller will not take any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to retain Company Continuing Employees. This Section 6.05 is solely for purposes of defining the obligations between Buyer and Seller concerning the employees of Seller who are employed solely in connection with the Business that immediately prior to the Closing Date and shall in no way be construed as creating any employment or other contract between Buyer and any such person or as restricting the right of Buyer to terminate or change the terms and conditions of the employment of a Company Continuing Employee who becomes an employee of Buyer; provided that, subject to Section 6.20, Buyer shall cause the Company to continue to fulfill all obligations under any and all agreements or arrangements that provide for or contain an understanding with respect to severance pay, post-employment liabilities or obligations for the benefit of a Company Continuing Employee.

(b) The Seller shall terminate the Company’s participation in all Seller’s Benefit Plans (other than any such plan covering solely employees of the Company or Subsidiary and any individual severance agreement identified in Section 3.14(a) of the Disclosure Schedules), with such termination to be effective as of the Closing Date and the employees of the Company and Subsidiary will no longer continue accruing further rights, interests or entitlements under such plans or programs after the Closing Date; provided, however, that, as long as the Transition Services Agreement is in effect, until May 31, 2014 (or such earlier date as the Seller and the Buyer may agree), the Seller shall use commercially reasonable efforts to (i) administer the plans maintained by the Company that provide medical, dental, vision, long-term disability, accidental death and dismemberment insurance, life insurance, and employee assistance benefits and health and dependent care spending accounts for the Company Continuing Employees pursuant to the Transition Services Agreement (the “Continuing Welfare Plan Coverage”) and (ii) provide the payroll services with respect to Company Continuing Employees set forth in the Transition Services Agreement (together with the Continuing Welfare Plan Coverage, the “HR Services”). Prior to the Closing, as long as the Transition Services Agreement is in effect, the Seller and the Buyer will reasonably cooperate to effect the HR Services, which may include the establishment of plans to provide for the Continuing Welfare Plan Coverage, the hiring of, and entering into agreements with, third-party administrators; provided that no such agreements shall be entered into without the consent of both the Seller and the Buyer. The Buyer shall pay the third party administrators or the Seller for all costs and expenses of the HR Services incurred from and after the Closing Date, which costs and expenses shall be determined as set forth in the Transition Services Agreement.

(c) Seller will assume or retain (i) all employment-related liabilities with respect to all individuals who, immediately prior to Closing are receiving long-term disability benefits under a Seller Benefit Plan, including without limitation the long-term disability benefits, medical, dental and vision coverage and all other compensation or benefits to which such individuals are or may be entitled, and such individuals shall not be considered Company Continuing Employees for purposes of this Agreement, (ii) all liabilities for post-retirement medical or other post-employment benefits for all employees and their dependents of the Company retired prior to the Closing and (iii) all liabilities for benefits or coverage being provided and to be provided pursuant to Section 4980B of the Code to any employees or former employees (and any of their respective dependents) with respect to whom a “qualifying event” (within the meaning of Section 4980B of the Code) occurred prior to the Closing. Seller shall indemnify the Buyer against any and all liabilities assumed or retained by Seller pursuant to this Section 6.05(c)(i), (ii) and (iii) (each a “Seller Retained Benefit Liability” and together the “Seller Retained Benefit Liabilities”).

(d) With respect to any employee benefit plan maintained by Buyer or the Subsidiary (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or the Subsidiary, as the case may be as if such service were with Buyer, for only vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees are be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. Seller will provide Buyer with the information described in the preceding sentence in a timely fashion.

(e) Seller shall take all action necessary to effect prior to the Closing (i) the transfer of sponsorship of the Union 401(k) Plan to the Company, (ii) the establishment of, and the transfer of all of the assets of the Union 401(k) Plan to, a separate trust for the assets of the Union 401(k) Plan, (iii) the amendment of the Union 401(k) Plan to eliminate the stock or other securities of the Seller as an investment alternative under the Union 401(k) Plan and (iv) the entry into all agreements and the establishment of all administrative processes necessary for the Union 401(k) Plan to operate on a standalone basis. Seller shall provide to Buyer, prior to the execution of any agreement or trust document related to the foregoing, drafts of such agreements or documents and shall incorporate any changes thereto reasonably requested by Buyer.

(f) Seller shall take all actions necessary so that, effective immediately prior to the Closing, the Company will cease to be a participating employer in the Seller’s Salaried 401(k) Plan (the “Seller 401(k) Plan”). Company Continuing Employees who are participants in the Seller 401(k) Plan immediately prior to the Closing Date will be eligible to participate in a defined contribution plan maintained by Buyer, the Company or the Subsidiary (the “Buyer 401(k) Plan”) as soon as practicable after the Closing Date. The Company shall use commercially reasonable efforts to cause the Buyer 401(k) Plan to accept rollover contributions, including loan amounts, but excluding after-tax amounts, on behalf of each Company Continuing Employee, with respect to amounts distributable to such Company Continuing Employees from the Seller 401(k) Plan.

This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06 Manager and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or manager of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.06(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of managers’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the managers and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and the Company under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any manager or officer to whom this Section 6.06 applies without the consent of such affected manager or officer (it being expressly agreed that the managers and officers to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06, each of whom may enforce the provisions of this Section 6.06).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

Section 6.07 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.07 shall nonetheless continue in full force and effect.

Section 6.08 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.08, Buyer agrees to take such actions as may be reasonably necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible including taking or committing to take actions that after the Closing would limit Buyer’s freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of the Company that would not, in the aggregate, be material to the business of the Company and Subsidiary taken as a whole, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that nothing contained in this Agreement shall require or obligate Buyer to, and Seller shall not, without the prior written consent of Buyer, sell, divest, dispose of, or hold separate any businesses, products, plants, services, or assets of Buyer, Seller, Company, or any of their respective Subsidiaries. In addition, Buyer shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party that is not a Governmental Authority that would or could reasonably be expected to prevent the consummation of the Closing.

(c) All written and material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, or any disclosure which is not permitted by Law) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals, provided that any such disclosures or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact to the extent permitted by such Governmental Authority. Notwithstanding the foregoing or any other provision of this Agreement, Seller agrees that Buyer (i) shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under any antitrust, competition or trade regulation Law and (ii) shall take the lead in all joint meetings and communications with any Governmental Authority.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of four years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of four years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.13 Decatur Cold Mill.

(a) Promptly following the date hereof, Seller shall, or shall cause its Affiliates to, as applicable, undertake and diligently pursue the direction of the completion by the Company (including its personnel), which completion may occur after the Closing Date, of the repairs, construction and renovation of the Decatur Cold Mill such that the Decatur Cold Mill operates at the capacity and with the functionality at least equal to the minimum standards set forth in Section 6.13 of the Disclosure Schedules. The costs, fees and expenses arising from the construction set forth in Section 6.13(a) of the Disclosure Schedules shall be an expense of Seller and shall not be an expense of Buyer.

(b) From and after the Closing Date, Buyer shall provide, and shall cause both the Company and Subsidiary to provide, such information, cooperation and assistance, that is reasonably required in order for Seller to fulfill its obligations under this Section 6.13, and Seller shall reimburse Buyer for (i) the actual out-of-pocket costs and expenses and (ii) Personnel Costs, in each case incurred by Buyer, the Company or Subsidiary from and after the Closing Date and in connection with this Section 6.13. Seller shall reimburse and pay fees to Buyer for such out-of-pocket costs and expenses and Personnel Costs in the manner described in Section 6.13(b) of the Disclosure Schedules. From and after the Closing Date, and solely in connection with the performance of its obligations under this Section 6.13, Seller shall have reasonable access at reasonable times pre-arranged with Buyer to the Decatur Cold Mill provided, however, that Seller shall use its reasonable efforts to avoid and mitigate any interruption of or interference with the Company’s or Buyer’s business activities at the Decatur Cold Mill.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, filing, recordation, real estate transfer, value added and other similar Taxes, charges or fees resulting from, relating to, or arising in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file, or cause to be timely filed, all necessary Tax Returns or other documentation with respect to any Transfer Taxes, and, if required by applicable Law, the Seller will join in the execution of any such Tax Returns and other documentation.

Section 6.15 Tax Returns.

(a) Seller shall prepare, or cause to be prepared, all Income Tax Returns required to be filed by the Company or the Subsidiary after the Closing Date with respect to any Tax Period ending on or before the Closing Date. Any such Income Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Seller to Buyer for Buyer’s review and reasonable comment at least 30 days prior to the due date (including extensions) for filing such Income Tax Return. If Buyer has any reasonable objections to any item on any such Income Tax Return, Buyer shall, within 15 days after delivery of such Income Tax Return, notify the Seller in writing that Buyer so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such reasonable objection. If a notice of objection is not duly delivered, Buyer shall timely (taking into account applicable extensions) file, or cause the Company or the Subsidiary, as applicable, to timely (taking into account applicable extensions) file, such Income Tax Return. If a notice of objection is duly delivered, Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within 5 days after receipt by Seller of such notice, the disputed items shall be resolved by the national office of a firm of independent accountants of nationally recognized standing appointed by mutual agreement of Seller and Buyer (the “Independent Accountants”) and any determination by the Independent Accountants shall be final. The Independent Accountants shall resolve any disputed items within 10 days of having the item referred to them pursuant to such procedures as they may require. If the Independent Accountants are unable to resolve any disputed items before the due date (including extensions) for such Income Tax Return, Buyer shall timely (taking into account applicable extensions) file, or cause the Company or the Subsidiary, as applicable, to timely (taking into account applicable extensions) file, such Income Tax Return and then Buyer shall amend, or cause to be amended, such Income Tax Return to reflect the Independent Accountants’ resolution. The costs, fees and expenses of the Independent Accountants, and any associated costs and fees (including in connection with the revised Tax Return), shall be borne equally by Buyer and Seller. Subject to the indemnification obligations of Seller pursuant to Section 8.02(c) and Seller’s obligations pursuant to the next sentence, the Company or the Subsidiary, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on any such Income Tax Return to the applicable Governmental Authority. Not later than three (3) Business Days prior to the due date (taking into account all valid extensions) for any payment required under any such Income Tax Return, the Seller shall pay to Buyer the amount of such Taxes reflected on such Income Tax Return that are the obligation of Seller pursuant to Section 8.02(c).

(b) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or the Subsidiary after the Closing Date with respect to a Pre-Closing Period (other than any Income Tax Return described in Section 6.15(a)). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Buyer to Seller for Seller’s review and reasonable comment at least 30 days prior to the due date (including extensions) for filing such Tax Return. If Seller has any reasonable objections to any item on any such Tax Return, Seller shall, within 15 days after delivery of such Tax Return, notify Buyer in writing that Seller so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such reasonable objection. If a notice of objection is not duly delivered, Buyer shall timely (taking into account applicable extensions) file, or cause the Company or the Subsidiary, as applicable, to timely (taking into account applicable extensions) file, such Tax Return. If a notice of objection is duly delivered, Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within 5 days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountants under the procedures provided for in Section 6.15(a). If the Independent Accountants are unable to resolve any disputed items before the due date (including extensions) for such Tax Return, Buyer shall timely (taking into account applicable extensions) file, or cause the Company or the Subsidiary, as applicable, to timely (taking into account applicable extensions) file, such Tax Return and then Buyer shall amend, or cause to be amended, such Income Tax Return to reflect the Independent Accountants’ resolution. Subject to the indemnification obligations of Seller pursuant to Section 8.02(c) and Seller’s obligations pursuant to the next sentence, the Company or the Subsidiary, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on any such Tax Return to the applicable Governmental Authority. Within three (3) Business Date after the later of (i) a written request by Buyer, or (ii) the due date (taking into account all valid extensions) for any payment required under any such Tax Return, Seller shall pay to Buyer the amount of such Taxes reflected on Tax Return that are the obligation of Seller pursuant to Section 8.02(c).

Section 6.16 Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is attributable to the portion of the Pre-Closing Period of such Straddle Period shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period ended on the day prior to the Closing Date; and

(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or the Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 6.17 Amended Tax Returns. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not, and shall not cause or permit any of its Affiliates or the Company, the Subsidiary or any of their Affiliates to, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (i) amend any Tax Return of the Company or the Subsidiary that covers a Pre-Closing Period (other than amendments pursuant to Section 6.15) or (ii) make any Tax election with respect to the Company or the Subsidiary that has retroactive effect to any Pre-Closing Period.

Section 6.18 Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) in respect of any Tax of the Company or the Subsidiary attributable to any Pre-Closing Period received by Buyer, the Company, the Subsidiary or any of their respective Affiliates (other than any amount or economic benefit (i) resulting from the carryback of losses attributable to a Post-Closing Period being carried back to a Pre-Closing Period or (ii) included as a Current Asset and taken into account in the calculation of the Final Closing Date Net Working Capital) shall be for the account of Seller, and the recipient thereof shall pay such amount (including any interest received thereon) to Seller within ten (10) days after any such refund is received, credited, or applied as an offset, net of any reasonable out of pocket expenses paid to third parties in connection with obtaining such refund, including any Income Taxes imposed on the receipt of such refund (including any Income Tax imposed on any interest received thereon).

Section 6.19 Tax Treatment and Tax Allocation.

(a) For U.S. federal income tax purposes (and state, local, and foreign income Tax purposes where applicable), each of Seller and Buyer intend for the purchase of the LLC Interests pursuant to this Agreement to be treated as a purchase and sale of all the assets of the Company and the Subsidiary (subject to all the liabilities of the Company and the Subsidiary). Consistent with such treatment and for the avoidance of doubt, all of the U.S. federal income tax attributes of Seller or the Seller Consolidated Group attributable to the Company and the Subsidiary from any Pre-Closing Period shall remain with Seller and/or the Seller Consolidated Group. Each of Seller and Buyer shall, and shall cause each of its Affiliates to, report the purchase of the LLC Interests pursuant to this Agreement consistent with such intended treatment for all U.S. federal income tax purposes (and state, local, and foreign income Tax purposes where applicable). Except as otherwise required by applicable Law, each of Seller and Buyer agrees that it will not, and will not permit its Affiliates to, take any position for Tax purposes (whether on any Tax Return, in any Tax proceeding, or otherwise) that is inconsistent with such intended treatment.

(b) Within sixty (60) days after the Closing, Buyer shall deliver to Seller an allocation schedule (the “Initial Allocation Schedule”) allocating the Closing Consideration Amount (together with the liabilities of the Company and the Subsidiary and other amounts required to be treated as part of the purchase price of U.S. federal income tax purposes) among the assets of the Company and the Subsidiary in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If Seller has any reasonable objections to any item on the Initial Allocation Schedule, Seller shall, within thirty (30) days after delivery of the Initial Allocation Schedule, notify Buyer in writing that Seller so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such reasonable objection. If a notice of objection is not duly delivered or if Seller does not have any reasonable objections to the Initial Allocation Schedule, then the Initial Allocation Schedule shall become final and binding thirty (30) days after Buyer’s delivery of the Initial Allocation Schedule to Seller. If a notice of objection is duly delivered, Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within thirty (30) days after receipt by Buyer of such notice, the disputed items shall be resolved by an independent party appointed by mutual agreement of Seller and Buyer and any determination by such independent party shall be final and binding. The costs, fees and expenses of such independent party shall be borne equally by Buyer and Seller. A final and binding allocation schedule under this Section 6.19(b) shall be the “Final Allocation Schedule”. Except as otherwise required by applicable Law, (i) each of Seller and Buyer shall, and shall cause each of its Affiliates to, report for Tax purposes and file all Tax Returns consistent with the Final Allocation Schedule, and (ii) each of Seller and Buyer will not, and will not permit of any of its Affiliates to, take any position for Tax purposes (whether on any Tax Return, in any Tax proceeding, or otherwise) that is inconsistent with the Final Allocation Schedule. Any adjustment of the Closing Consideration Amount, and to any other items of consideration, cost or expense taken into account in the Final Allocation Schedule for U.S. federal income tax purposes, shall be allocated in a manner consistent with the Final Allocation Schedule.

Section 6.20 Tax Cooperation. Each of Buyer and Seller, and each of its Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of or with respect to the Company or the Subsidiary or during the course of any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company or the Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Seller, the Company and the Subsidiary agree, and following the Closing, Buyer agrees to cause the Company and the Subsidiary, (a) to retain all books and records in its possession with respect to Tax matters pertaining to the Company and the Subsidiary for any Tax period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other party so requests, Buyer, Seller or the Company, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller, Buyer, the Company, the Subsidiary, or any of their respective Affiliates (including with respect to the transactions contemplated hereby).

Section 6.21 Retention Agreements. Effective as of the Closing, Buyer shall assume all of Seller’s rights, duties and obligations with respect to each of the Retention Agreements listed in Section 6.21 of the Disclosure Schedules (the “Retention Agreements”), other than the payment of the special retention bonus that is set forth in paragraph 2 of each of the Retention Agreements. Seller shall be responsible for the payment of the special retention bonus that is set forth in paragraph 2 of the Retention Agreements. Seller shall also reimburse Buyer for one-half of the base salary continuation severance costs triggered, if any, within six (6) months after the Closing Date as set forth in Section 6.21 of the Disclosure Schedules.

Section 6.22 Hedging Arrangements. At or prior to Closing, Seller shall use commercially reasonable efforts to assign to the Company, and the Company shall assume any and all outstanding metal hedging arrangements entered into by Seller on behalf of the Company, or shall undertake such other similar arrangements as the parties may mutually agree.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have threatened to seek in writing, enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect (or would have the effect) of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.17 of Article III and in Article IV shall be true and correct in all material respects as of the date when made and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). Each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied.

(d) Seller shall have delivered the Assignment, duly executed by Seller.

(e) Since the date of this Agreement, no Event has had or could reasonably be expected to have a Material Adverse Effect.

(f) Buyer shall have received a certificate from Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by Seller.

(g) Seller shall have delivered an Assignment Agreement, duly executed by Seller, assigning to the Company the Stock Purchase Agreement, dated October 1, 1998, by and between Quanex Corporation, Quanex Enterprises, Inc., Decatur Aluminum Holding Corp. and the stockholders signatories of Seller.

(h) Seller shall have delivered to Buyer, the Transition Services Agreement duly executed by Seller and in the form attached hereto as Exhibit A.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) has been satisfied.

(e) Buyer shall have delivered to Seller cash in an amount equal to the Closing Consideration Amount by wire transfer in immediately available funds, to an account or accounts designated at least one Business Day prior to the Closing Date by Seller in a written notice to Buyer.

(f) Buyer shall have delivered to Seller, the Transition Services Agreement duly executed by Buyer and in the form attached hereto as Exhibit A.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided that representations of Seller set forth in (a) Section 3.14(f) and Section 3.16 shall continue in full force and effect until thirty (30) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein and (b) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.17, Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely (the representations and warranties of Seller referred to in clauses (a) and (b) are collectively referred to as the “Surviving Representations”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns (“Buyer Indemnified Parties,” each a “Buyer Indemnified Party”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any and all Pre-Closing Taxes;

(d) any and all Seller Retained Benefit Liabilities; or

(e) the Seller’s amendment of the Union 401(k) Plan described in Section 6.05(e).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify Seller, its Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, successors and assigns (“Seller Indemnified Parties”, each a “Seller Indemnified Party”) against, and shall hold Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) other than those Losses for which Buyer Indemnified Parties are entitled to indemnification under this Agreement, the operation of the business of the Company or the Subsidiary, whether prior to, on or after the Closing, including without limitation those Assumed Liabilities assumed by Nichols Aluminum, Inc. as of November 1, 2007 pursuant to the Nichols Assignment Agreement and including, by way of example and not limitation, (i) any Losses arising out of any proceeding related to the above where any Seller Indemnified Party is or becomes a party to such proceeding, and (ii) any Losses arising out of any claim related to the above against any insurance policy where Seller or Subsidiary was, is or becomes a named insured, including but not limited to all costs associated with self-insured retentions and financial collateral incurred by Seller; or

(d) any violation of the WARN Act resulting from actions occurring following the Closing Date.

Section 8.04Certain Limitations. The party making a claim under this Article VIII (either a Buyer Indemnified Party or Seller Indemnified Party, as the case may be) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 (other than indemnification for claims based upon a breach of any of the Surviving Representations) shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $1,500,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a), the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $50,000 (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a), shall not exceed $10,000,000.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim.

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(e) With respect to any indemnification matter arising under Environmental Law, Buyer and Seller shall act in the “Cost Effective Manner”, which shall mean the most cost effective methods for investigation, remediation, removal, corrective action, containment, monitoring or other response action permitted by applicable Environmental Laws determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder to achieve compliance with Environmental Laws (it being understood that (A) such Cost Effective Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such controls do not unreasonably interfere with Buyer’s ability to conduct the Business in the manner conducted as of the Closing Date and (B) to the extent needed to resolve any actual conflict with a contractual obligation existing as of the Closing Date, said contractual obligation shall be deemed the Cost Effective Manner.) In no event shall Seller be responsible for any remedial action to address a Hazardous Material in any building material or to the extent that any environmental response results in a process improvement having a net financial benefit to Buyer.

(f) Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the date hereof.

(g) For the avoidance of doubt, no Indemnified Party will be entitled to be indemnified pursuant to this Article VIII for any Losses to the extent such Losses are reflected in the Final Closing Date Net Working Capital.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim (other than any Third-Party Claims arising under Environmental Law) at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated as an adjustment to the Closing Consideration Amount for Tax purposes, unless otherwise required by applicable Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including any rights, claims and causes of action under Environmental Law) it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of fraud by any party hereto.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by nine (9) months from the date of this Agreement (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article IX, Section 6.07 and Article X hereof; and

(ii) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

(b) If this Agreement is terminated by Buyer as a result of any antitrust, competition or trade regulation Law and all of the conditions to Closing set forth in Article VII have been satisfied or waived on or prior to the date of such termination other than (i) the conditions set forth in Section 7.01(a) and (ii) those conditions that, by their nature, cannot be satisfied until, or would otherwise have been satisfied by, the Closing Date, then Buyer shall reimburse Seller for all costs and expenses (including legal fees) incurred by Seller and the Company in connection with the efforts referenced in Section 6.08 within five (5) business days after the Seller provides Buyer with a statement for any such costs and expenses.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.14), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Quanex Building Products Corporation 1800 West Loop South, Suite 1500 Houston, Texas 77027 Facsimile: (713) 626-7549 E-mail: kevin.delaney@quanex.com Attention: General Counsel

with a copy to:	Norton Rose Fulbright Fulbright Tower 1301 McKinney, Suite 5100 Houston, TX 77010-3095 Facsimile: (713) 651-5246 E-mail: kevin.trautner@nortonrosefulbright.com Attention: P. Kevin Trautner

If to Buyer:	Aleris International, Inc. 25825 Science Park Drive, Suite 400 Beachwood, Ohio 44122-7392 Facsimile: (216) 910-3650 Email: Chris.Clegg@aleris.com Attention: Christopher R. Clegg, Esq.

with a copy to:	Fried, Frank, Harris, Shriver and Jacobson LLP Tel: (212) 859-8875 Facsimile: (212) 859-4000 E-mail: Christopher.ewan@friedfrank.com Attention: Christopher Ewan, Esq.

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception set forth in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.06 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANEX BUILDING PRODUCTS CORPORATION

By	/s/ William Griffiths
Name: William Griffiths Title: Chairman, President & CEO

NICHOLS ALUMINUM, LLC

By	/s/ Brent L. Korb
Name: Brent L. Korb Title: Vice President - CFO

ALERIS INTERNATIONAL INC.

By	/s/ Steven J. Demetriou
Name: Steven J. Demetriou Title: Chairman & CEO